UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 5, 2006 (June 28, 2006)
Innovative Card Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51260	14-1861651
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11601 Wilshire Boulevard, Suite 2160, Los Angeles CA	90025
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(310) 312-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 2.01 - Completion of Acquisition or Disposition of Assets

On June 28, 2006, the Company announced the closing of its previously announced purchase from nCryptone. The Company bought all intellectual property relating to the DisplayCard under the July 25, 2005 Joint Development Agreement with nCryptone, all nCryptone intellectual property relating to the DisplayCard, all tangible assets relating to the DisplayCard and assumed certain accounts payable directly allocable to the DisplayCard. The purchase price was 4,500,000 shares of the Company’s common stock and an agreement to pay $1,000,000 USD within one year from closing for a license relating to nCryptone’s buzzer patent for use in the Company’s SoundCard.

There was no relationship between any officers, directors, and/or affiliates of the Company and the officers, directors, and or affiliates of nCryptone.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innovative Card Technologies, Inc.
(Registrant)

Date	July 5, 2006
By:		/s/ Bennet P. Tchaikovsky
Name		Bennet P. Tchaikovsky
Title:		Chief Financial Officer